EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems Second Quarter Net Income Rises 95% to $1.6 Million

Operating Income Rises 53% to $2.5 Million

EBITDA of $4.0 Million

Diluted EPS of $0.02

DALLAS—(BUSINESS WIRE)—Aug. 5, 2004—DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported operating results for the three- and six-month periods ended June 30, 2004. Reported results include the operations of the Company’s AGT-Broadcast division which was acquired June 1, 2004.

Consolidated revenues for the three months ended June 30, 2004 totaled $14.9 million, compared with $15.3 million in the comparable year-ago period. For the 2004 second quarter, DG’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $4.0 million compared with $4.2 million in the year ago period, while operating income was $2.5 million compared with $1.6 million in the second quarter of 2003. Net income for the three months ended June 30, 2004 was $1.6 million, or $0.02 per diluted share, compared with net income of $0.8 million, or $0.01 per diluted share, in the year-ago second quarter.

Following the acquisition of AGT-Broadcast in June, DG reported net debt at June 30, 2004 of approximately $8.2 million, reflecting cash of $9.8 million and long-term debt of $18.0 million.

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “With contributions from the Company’s core ad delivery network, StarGuide division and the performance of our recent AGT-Broadcast acquisition, DG Systems achieved a 53% rise in second quarter operating income and a 95% gain in net income. Additionally, with an ongoing focus on balance sheet management the Company ended the period with a strong cash position that significantly offsets the $14 million of debt incurred in acquiring AGT-Broadcast.

“The second quarter acquisition of AGT-Broadcast was the first step in strategically positioning DG for a return to revenue growth. Earlier this year we disclosed our plan to capitalize on DG’s industry leading digital distribution network, relationships with over 700 leading advertising agencies representing over 5,000 advertisers and flexible balance sheet, and the AGT-Broadcast acquisition was one of several actions completed since announcing our plan.

“AGT-Broadcast is further diversifying DG’s geographic reach, expanding its customer base and contributing to revenue growth. In AGT-Broadcast, DG acquired a talented management team and sales and customer service professionals that ascribe to DG’s focus on customer satisfaction, innovation and growth. The integration progress achieved between the two organizations thus far is impressive and the plan is to complete this process over the next several quarters.

“Additionally, customer feedback on the introduction of our ‘triple play’ distribution capability for broadcast advertising has been extremely positive. By implementing an Internet option to complement our satellite and physical delivery services, DG has positioned itself with an unparalleled network offering advertisers the greatest capacity, redundancy and service footprint in the industry. Universal deployment of DG’s new media server at broadcast TV stations, TV and cable networks and cable systems around the country is a management priority.”

Consolidated revenues for the six months ended June 30, 2004 were $28.3 million, compared to $31.0 million in the comparable year-ago period. EBITDA during the first six months of 2004 was $7.4 million, compared to EBITDA of $8.0 million in the comparable 2003 period, while operating income was $4.6 million compared with $3.6 million in the first half of 2003. DG’s net income in the first six months of

2004 was $2.9 million, or $0.04 per diluted share, compared to net income of $1.9 million, or $0.03 per diluted share, in the first six months of 2003.

Mr. Ginsburg concluded, “Operating results in the third and fourth quarters of 2004 should reflect a stabilized customer base following first half 2004 comparisons against year-ago periods, the benefits of AGT-Broadcast and other initiatives put in place in 2004. Looking forward, 2005 operating results should benefit from DG’s triple play offering, broad deployment of the Spot Box and the enhanced DG Online solution which is being developed by Avanade, a leading technology integrator for Microsoft solutions. Finally, operating expense synergies realized from the AGT-Broadcast integration should result in a more efficient and profitable organization.”

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding Depreciation and amortization from the Company’s revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s AGT-Broadcast and StarGuide divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,000 broadcast and cable television destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s second quarter 2004 conference call will be broadcast live on the Internet at 11:00 a.m. EDT today, August 5, 2004. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or www.fulldisclosure.com. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2004	December 31, 2003
Cash	$9,846	$7,236
Accounts receivable	13,953	9,288
Inventories	1,818	2,114
Property and equipment	10,983	9,736
Goodwill	54,359	48,759
Other	17,882	15,800

TOTAL ASSETS	$108,841	$92,933

Accounts payable and accrued liabilities	7,732	6,667
Deferred revenue	3,503	5,145
Debt and capital leases	18,000	5,647

TOTAL LIABILITIES	29,235	17,459
TOTAL STOCKHOLDERS’ EQUITY	79,606	75,474

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$108,841	$92,933

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$14,890	$15,293	$28,272	$30,950

Operating expenses, excluding depreciation & amortization	10,853	11,111	20,909	22,963

EBITDA	4,037	4,182	7,363	7,987

Depreciation & amortization	1,538	2,545	2,738	4,382

Operating income	$2,499	$1,637	$4,625	$3,605

Interest expense and other, net	263	323	534	536

Income before income taxes	2,236	1,314	4,091	3,069

Provision for income taxes	649	499	1,187	1,166

Net income	$1,587	$815	$2,904	$1,903

Basic net income per common share	$0.02	$0.01	$0.04	$0.03

Diluted net income per common share	$0.02	$0.01	$0.04	$0.03

Weighted average outstanding shares—
Basic	72,630	70,996	72,398	70,910

Weighted average outstanding shares—
Diluted	73,227	76,069	73,698	74,616